Exhibit 99.1

N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2009 FINANCIAL RESULTS

•	Revenues increased 7% year-over-year

•	Earnings from operations[1] were stable year-over-year

•	Cash flows from operations increased sharply year-over-year

MINNEAPOLIS (January 21, 2010) – UnitedHealth Group (NYSE: UNH) today reported growth in revenues and net earnings per share in 2009. The Company earned $0.81 per share in the fourth quarter, bringing full year 2009 net earnings to $3.24 per share. The Company confirmed its outlook for 2010 earnings in the range of $2.90 to $3.10 per share and cash flows from operations in the range of $4.0 billion to $4.4 billion.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Despite a challenging economy, we achieved solid results that exceeded our initial outlook on almost every key measure this past year. The fourth quarter showed continued momentum in health services businesses and public and senior health benefits programs, as well as ongoing success in containing medical and operating costs. This focus on affordability for customers, coupled with our ability to consistently drive practical innovation, will be increasingly important as the need for access to more affordable, better quality health care continues to grow.”

[1]	Adjusted numbers are non-GAAP financial measures. Further explanation of these non-GAAP measures and reconciliations to the comparable GAAP measures are included in the attached financial schedules.

UnitedHealth Group – Continued

The Company’s focus on practical innovation yielded advances in 2009 that benefit customers by helping to address core issues in health care and health system performance. These include:

•

Chronic illness benefit programs such as the Diabetes Health Plan, which integrates benefit incentives with patient education and self-care. Initial results indicate that program participants increase their compliance with clinical guidelines by 20 percent in key categories such as cholesterol testing, retinal eye exams and colon cancer screenings.

•

Physician incentive payment programs that will reach nearly 35 percent of network physicians in 2010 and are designed to reward physicians for improvements in quality, efficiency and administrative simplicity.

•	Further expansion of the Company’s national Premium network to nearly 120,000 quality/efficiency designated physicians.

•	An alert system that constantly analyzes real-time pharmaceutical data and immediately alerts physicians of patient prescriptions that may trigger dangerous drug-drug interactions.

•	Establishment of a center for comparative effectiveness research, with a mandate to advance information necessary to reduce costly variation in care delivery.

•	Innovative financing packages for physicians adopting the Company’s electronic health record software.

•	Drug development and testing process innovations such as i3Cube, a technology that gives researchers and trial sponsors integrated, real-time views of drug trial methods, processes and results.

•

Introduction of a new generation of tools to help consumers achieve healthier lives, improve understanding and decision-making and advance affordability, including putting the UnitedHealthcare network information on the iPhone and Blackberry networks, expanding use of the Company’s Consumer Activation Index, Personalized Health Score, and eSync personalized care management platform technology, and advancing online consumer health learning resources through new Web content such as Health Care Lane and the Family Health History Tree.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Revenues	$21.78 billion	$20.45 billion	$21.70 billion	$87.14 billion	$81.19 billion
Earnings From Operations	$1.58 billion	$1.62 billion [1]	$1.68 billion	$6.36 billion	$6.35 billion [1]
Operating Margin	7.2%	7.9%[1]	7.7%	7.3%	7.8%[1]
Net Margin	4.3%	4.6%[1]	4.8%	4.4%	4.5%[1]

Management views year-over-year comparisons of results to generally be more meaningful than sequential comparisons, given the seasonality of revenues, medical expenses, operating costs and earnings from operations, primarily in its health benefits product offerings.

•

Full year revenues of $87.1 billion in 2009 increased $6 billion or 7 percent year-over-year, with fourth quarter revenues of $21.8 billion also advancing 7 percent year-over-year. Ovations, AmeriChoice, Ingenix and Prescription Solutions each expanded revenues more than 10 percent year-over-year in 2009. There were no revenues recognized in 2009 from the December acquisition of Health Net of the Northeast’s commercial, Medicare and Medicaid businesses.

•	Full year earnings from operations were $6.359 billion and net earnings were $3.822 billion; fourth quarter earnings from operations were $1.575 billion and net earnings were $944 million.

•

The full year operating margin of 7.3 percent decreased 50 basis points[1] year-over-year. The reduction in investment income of $179 million year-over-year due to lower short-term interest rates contributed more than 20 basis points to the margin decline. H1N1 influenza and benefit continuation medical expenses as well as mix changes from growth in lower margin government business at AmeriChoice, Ovations and OptumHealth also impacted the margin percentage; these were partially offset by improvements in operating cost efficiency.

•

The 2009 corporate income tax rate of 34.2 percent decreased from 35.9 percent[1] in 2008, primarily due to the favorable resolution of historical state income tax items in 2009. The fourth quarter 2009 income tax rate of 34.0 percent was in line with expectations.

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Cash flows from operations were $5.6 billion for the full year, including $1.3 billion in the fourth quarter. Cash flows from operations in 2009 increased 16 percent from $4.8 billion[1] in 2008. Full year 2009 cash flows from operations were 1.47 times 2009 net earnings.

UnitedHealth Group Results – Continued

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Disciplined operating cost management reduced the full year 2009 operating cost ratio by 20 basis points[1] to 14.6 percent. The fourth quarter operating cost ratio of 15.7 percent was above the full year average, as expected, and increased 30 basis points[1] year-over-year. Fourth quarter results typically include higher sales and marketing expenses, ramp-up costs for servicing changes to customer benefit designs for the new year, and costs supporting a seasonal increase in revenues at Ingenix.

•

The 2009 consolidated medical care ratio of 82.3 percent was within the range of management expectations, increasing 30 basis points year-over-year. The fourth quarter 2009 medical care ratio of 81.3 percent increased 50 basis points year-over-year but was better than expected, as the intensity of the H1N1 influenza outbreak subsided during the course of the quarter.

•

For full year 2009 the Company realized $310 million in net favorable development in its estimates of medical costs incurred in prior years, compared to $230 million in 2008. These totals include $10 million in prior year favorable development realized in the fourth quarter of 2009 and $20 million in the fourth quarter of 2008. During the fourth quarter of 2009 UnitedHealth Group also realized $270 million in favorable development in its estimates of medical costs incurred during the first nine months of the year, compared to $150 million in the fourth quarter of 2008.

•

Full year 2009 investment income included net realized capital gains of $11 million, including a net gain of $5 million in the fourth quarter. Full year 2009 gains of $11 million compare with $6 million in net realized capital losses in 2008.

•

There were eight days sales outstanding in accounts receivable at the end of the fourth quarter of 2009, compared to nine days outstanding at December 31, 2008. Consolidated medical costs days payable were 52 days[1] at year end 2009, excluding two days from the mid-December acquisition of Health Net of the Northeast’s subsidiaries, compared to 53 days at the end of 2008.

•

The Company reduced its debt position by $1.6 billion year-over-year to $11.2 billion at December 31, 2009, and repurchased 74 million shares of stock in 2009 at a weighted average purchase price of $24.26 per share. UnitedHealth Group’s year end debt to debt-plus-equity ratio decreased to 32.1 percent from 38.1 percent at December 31, 2008.

•

On January 6, 2010, UnitedHealth Group announced debt tender offers for aggregate principal of up to $750 million of certain outstanding notes. The Company expects to use a combination of cash on hand and proceeds from the issuance of commercial paper to fund the purchase of the notes. UnitedHealth Group closed the year with $2.3 billion in cash available for general corporate use.

Through its Health Benefits businesses, the Company provides network-based health care benefits and related services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, Ovations delivers health and well-being services to Americans over the age of 50, while AmeriChoice manages health care services for state Medicaid and other publicly funded programs and their beneficiaries.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Revenues	$20.20 billion	$19.08 billion	$20.19 billion	$81.34 billion	$75.86 billion
Earnings From Operations	$1.15 billion	$1.27 billion	$1.24 billion	$4.79 billion	$5.07 billion
Operating Margin	5.7%	6.6%	6.2%	5.9%	6.7%

•

Full year 2009 Health Benefits revenues increased $5.5 billion or 7 percent year-over-year to $81.3 billion. The revenue advance was driven by growth of nearly 1.1 million people served across the public and senior markets and rate increases reflecting underlying medical cost trends, offset by a decrease of 1.7 million people served in the commercial benefits market, reflecting the significant decline in U.S. employment in 2009. Fourth quarter 2009 Health Benefits revenues of $20.2 billion grew 6 percent year-over-year.

•

Health Benefits earnings from operations for the full year decreased $280 million year-over-year to $4.8 billion; fourth quarter earnings from operations were $1.15 billion. The full year operating margin declined 80 basis points year-over-year to 5.9 percent, reflecting lower investment income, growth in lower margin public and senior markets businesses, and elevated medical costs related to the H1N1 virus, partially offset by improvements in operating efficiency. For similar reasons, the fourth quarter 2009 operating margin of 5.7 percent decreased 90 basis points year-over-year.

Health Benefits Business Results – Continued

•

Fourth quarter results for UnitedHealthcare included net enrollment decreases of 45,000 people in risk-based benefit plans and 85,000 people in fee-based programs. Absent employment attrition at continuing clients, the business would have posted net growth of 40,000 people in total in the fourth quarter. On a full year basis, attrition contributed 55 percent of the net decrease of 1.7 million people. Full year UnitedHealthcare revenues of $40.8 billion decreased $1.0 billion or 2 percent year-over-year and fourth quarter 2009 revenues decreased $401 million or 4 percent year-over-year.

•

UnitedHealthcare’s 2009 medical care ratio of 84.0 percent increased 50 basis points from 83.5 percent in 2008, largely due to elevated medical costs related to the H1N1 virus and a higher proportion of participants receiving care under unemployment-related benefit continuation programs due to an increased level of national unemployment. For similar reasons, as well as the increasing mix of high deductible policy business (which tends to generate seasonally higher medical costs), the fourth quarter 2009 medical care ratio increased 190 basis points year-over-year to 85.8 percent. The fourth quarter ratio was slightly better than expected due to the decreasing prevalence of H1N1 during the course of the quarter.

•

Full year Ovations revenues of $32.1 billion grew $4.1 billion or 15 percent year-over-year in 2009. This strong growth included notable revenue advances in the Medicare Advantage, Medicare Supplement and Part D Prescription Drug businesses. Fourth quarter revenues were $7.8 billion, up $934 million or 14 percent year-over-year.

•	In Medicare Advantage, the Company brought its services to nearly 300,000 more seniors in 2009, an increase of 20 percent, including growth of 20,000 people in the fourth quarter.

•

Growth in active Medicare Supplement products continued, with the number of seniors served in this product family increasing by 140,000 or 6 percent in 2009, including 20,000 people in the fourth quarter.

•	At December 31, 2009, approximately 4.3 million people participated in the Company’s stand-alone Part D Prescription Drug plans, including growth of 240,000 people in 2009.

•	In total, the Company brought services to 675,000 additional seniors in 2009, reflecting its commitments to market-responsive product designs, local market engagement and overall customer value.

•

AmeriChoice full year revenues of $8.4 billion increased $2.4 billion or 40 percent year-over-year, driven by strong organic growth as well as the full year benefit of a mid-2008 acquisition. Fourth quarter 2009 revenues of $2.3 billion grew $584 million organically or 34 percent year-over-year.

•

During 2009 risk-based Medicaid programs grew by 565,000 people, including 105,000 in the fourth quarter, to a total of 2.9 million people. This organic growth of 24 percent in 2009 was driven by continued geographic market expansion and an overall increase in Medicaid program participation due to the economic downturn.

•

Growth highlights in 2009 included expanding to Hawaii and completing program implementations in Connecticut, Tennessee and New Mexico. Most recently, the Mississippi Division of Medicaid awarded AmeriChoice the opportunity to provide benefits and services to approximately 30,000 women, children and disabled people, beginning in third quarter 2010.

Through its Health Services businesses, the Company provides consumer services, software, pharmaceutical and specialty benefit management, financial capabilities, data and analytics, consulting and other services to a broad variety of customers across the U.S. health system, as well as in international markets. Through these offerings, these businesses seek to improve health system performance for customers and their constituents.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Combined Revenues	$5.7 billion	$4.9 billion	$5.5 billion	$21.8 billion	$19.4 billion

Earnings From Operations	$425 million	$333 million	$432 million	$1.6 billion	$1.3 billion

Operating Margin	7.4%	6.9%	7.9%	7.2%	6.8%

•

Full year 2009 Health Services combined revenues increased $2.5 billion or 13 percent to $21.8 billion. The revenue advance was driven by strong growth in consumers served, particularly through pharmaceutical benefit management programs, as well as increasing revenues from public sector specialty benefit offerings and health care technology software and services.

•

Health Services earnings from operations for the full year increased $261 million or 20 percent year-over-year to $1.6 billion; fourth quarter earnings from operations were $425 million. Earnings growth for the full year and the quarter were driven by strong sales and margin performance in pharmacy benefit management.

•	The operating margin for this group of businesses improved 40 basis points year-over-year to 7.2 percent on a full year basis and 50 basis points year-over-year in the fourth quarter of 2009.

OptumHealth is a national leader in health and wellness services. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefits such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and achieve their health and well-being goals.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Revenues	$1.43 billion	$1.31 billion	$1.42 billion	$5.53 billion	$5.23 billion

Earnings From Operations	$164 million	$177 million	$172 million	$636 million	$718 million

Operating Margin	11.5%	13.6%	12.2%	11.5%	13.7%

•

Full year OptumHealth revenues increased $303 million or 6 percent year-over-year to $5.5 billion, including an increase of $119 million or 9 percent in the fourth quarter. During 2009, growth from large scale public sector care and behavioral health programs mitigated revenue losses associated with the UnitedHealthcare commercial membership decrease.

•

Full year 2009 earnings from operations of $636 million decreased by $82 million or 11 percent year-over-year, including a decrease of $13 million or 7 percent in the fourth quarter, and the full year operating margin declined by 220 basis points to 11.5 percent. These decreases reflect the impact of the economic downturn, including loss of higher margin UnitedHealthcare risk-based business, as well as start-up costs for new large contracts and lower investment income, partially offset by earnings growth from expanding services in the public sector and operating cost management.

•

OptumHealth’s public sector business continued to grow strongly in 2009, with significant new sales for services commencing in 2009 or 2010 to five state programs serving a total of nearly 1 million people.

•

OptumHealth Financial Services, the Company’s dedicated health banking organization, ended the fourth quarter serving 1.9 million consumer accounts, up 10 percent year-over-year. Assets under management grew 31 percent to $860 million in 2009.

•

OptumHealth Financial Services grew its connectivity network to more than 500,000 physicians and care providers in 2009 and electronically transmitted $36 billion in medical payments to them, up 36 percent year-over-year. This health care modernization program simplifies the payment process, accelerates cash receipts for physicians and reduces costs.

Ingenix is a leader in the field of health care information, services and consulting, serving physicians, hospitals and other health care providers, large employers and governments, health insurers and other benefits payers and pharmaceutical companies.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Revenues	$536 million	$426 million	$481 million	$1.82 billion	$1.55 billion

Earnings From Operations	$74 million	$76 million	$64 million	$246 million	$229 million

Operating Margin	13.8%	17.8%	13.3%	13.5%	14.8%

•

On a full year basis, Ingenix revenues increased $271 million or 17 percent to $1.8 billion, including an increase of $110 million or 26 percent in the fourth quarter. The Ingenix contract revenue backlog grew $380 million or 21 percent year-over-year to $2.2 billion at year end, led by growth in the government and payer sectors.

•

Ingenix full year earnings from operations of $246 million increased $17 million or 7 percent year-over-year. Fourth quarter earnings from operations of $74 million were stable year-over-year, decreasing by $2 million, despite significant up-front investments in areas targeted for growth in 2010. These included international markets and offerings and hospital revenue cycle management, as well as investment in data privacy and security capabilities in light of advancing legal requirements.

•

The Ingenix operating margin decreased year-over-year by 130 basis points for the full year and 400 basis points in the fourth quarter, primarily due to growth in services offerings, including outsourcing services for pharmaceutical customers, and start-up investments, particularly in the fourth quarter, for international expansion, hospital revenue cycle management, and data privacy and security.

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors and commercial health plans.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2009	December 31, 2008	September 30, 2009	December 31, 2009	December 31, 2008
Revenues	$3.78 billion	$3.12 billion	$3.58 billion	$14.45 billion	$12.57 billion

Earnings From Operations	$187 million	$80 million	$196 million	$689 million	$363 million

Operating Margin	4.9%	2.6%	5.5%	4.8%	2.9%

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Prescription Solutions full year revenues of $14.5 billion grew $1.9 billion or 15 percent year-over-year, driven by strong growth in consumers served. Fourth quarter 2009 revenues grew $659 million or 21 percent year-over-year.

•

Full year 2009 earnings from operations of $689 million increased by $326 million or 90 percent year-over-year; fourth quarter earnings from operations grew $107 million to $187 million. The 2009 results were driven by script volume growth, improved drug purchasing, steady gains in mail service drug fulfillment, and a continuing favorable mix shift to generic pharmaceuticals, which reached nearly 70 percent of total volume in the quarter. These factors lifted Prescription Solutions full year and fourth quarter operating margins to 4.8 percent and 4.9 percent, respectively.

•

During 2009 Prescription Solutions was recognized for service and value. Prescription Solutions received the highest rankings for customer service and cost competitiveness among mail order pharmacies in the J.D. Power and Associates 2009 National Pharmacy StudySM and, for the third consecutive year, Prescription Solutions was rated as the No. 1 national mail order pharmacy in customer satisfaction by WilsonRx®.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through February 4 following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 21763269. This earnings release and the Form 8-K dated January 21, 2010, which may also be accessed from the Investors page of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: the outcome of health care reform, which could materially adversely affect our operating results, financial position and cash flows, including increasing our costs, subjecting us to new and potentially significant taxes, exposing us to expanded liability, requiring us to revise the ways in which we conduct business or putting us at risk for loss of business (our financial outlook does not account for any potential impact of health care reform on our businesses); our ability to effectively estimate, price for and manage our health care costs, including the impact of any new coverage requirements; the potential impact of the adverse conditions in the United States on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition), sources of liquidity, investment portfolio, and our results of operations; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; failure to comply with federal and state regulations affecting the health care industry; increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; regulatory and other risks associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs, including as a result of reduced payments to private plans offering Medicare Advantage; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third-party brokers, consultants and agents; failure to comply with restrictions on patient privacy and information security; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation; the potential consequences of various governmental reviews and litigation matters related to our historical stock option practices; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; failure to complete or receive anticipated benefits of acquisitions; and potential downgrades in our debt ratings.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Year Ended December 31, 2009

-	Consolidated Statements of Operations

-	Condensed Consolidated Balance Sheets and Non-GAAP Medical
Days Payable Excluding the Health Net Northeast Acquisition

-	Condensed Consolidated Statements of Cash Flows and
2008 Non-GAAP Adjusted Cash Flows from Operating Activities

-	Segment Financial Information

-	Customer Profile Summary

-	2008 Non-GAAP Operating Results Excluding Special Items

Use of Non-GAAP Financial Measures

2009 medical days payable excluding the Health Net Northeast acquisition, 2008 operating results excluding special items and 2008 adjusted cash flows as used in the press release are not calculated in accordance with GAAP and should not be considered substitutes for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008 (a)	2009	2008 (b)
REVENUES
Premiums	$19,729	$18,581	$79,315	$73,608
Services	1,367	1,295	5,306	5,152
Products	547	469	1,925	1,655
Investment and Other Income	141	109	592	771

Total Revenues	21,784	20,454	87,138	81,186

OPERATING COSTS
Medical Costs	16,041	15,015	65,289	60,359
Operating Costs	3,413	3,486	12,734	13,103
Cost of Products Sold	497	415	1,765	1,480
Depreciation and Amortization	258	259	991	981

Total Operating Costs	20,209	19,175	80,779	75,923

EARNINGS FROM OPERATIONS	1,575	1,279	6,359	5,263

Interest Expense	(144)	(155)	(551)	(639)

EARNINGS BEFORE INCOME TAXES	1,431	1,124	5,808	4,624

Provision for Income Taxes	(487)	(398)	(1,986)	(1,647)

NET EARNINGS	$944	$726	$3,822	$2,977

DILUTED NET EARNINGS PER COMMON SHARE	$0.81	$0.60	$3.24	$2.40

Diluted Weighted-Average Common Shares Outstanding	1,161	1,213	1,179	1,241

(a)	Includes pre-tax Operating Costs of $350 million for settlement of class action litigation related to reimbursement for out-of-network medical services, partially offset by a net reduction in pre-tax Operating Costs of $10 million for insurance recoveries and legal fees related to various matters.

(b)	Includes items discussed in (a) above and pre-tax Operating Costs from prior quarters of $882 million for settlement of two class action lawsuits and related legal costs, $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2009 (a)	December 31, 2008
ASSETS
Cash and Short-Term Investments	$11,039	$8,209
Accounts Receivable, net	1,954	1,929
Other Current Assets	5,207	4,852

Total Current Assets	18,200	14,990
Long-Term Investments	13,311	13,366
Other Long-Term Assets	27,534	27,459

Total Assets	$59,045	$55,815

LIABILITIES AND SHAREHOLDERS' EQUITY
Medical Costs Payable	$9,362	$8,664
Commercial Paper and Current Maturities of Long-Term Debt	1,315	1,456
Other Current Liabilities	10,637	9,641

Total Current Liabilities	21,314	19,761
Long-Term Debt, less current maturities	9,858	11,338
Future Policy Benefits	2,325	2,286
Deferred Income Taxes and Other Liabilities	1,942	1,650
Shareholders’ Equity	23,606	20,780

Total Liabilities and Shareholders’ Equity	$59,045	$55,815

(a)	On January 6, 2010, the Company announced debt tender offers for $750 million of certain outstanding long-term notes. The balances reported do not reflect the reclassification of the tendered notes to current liabilities. We currently expect the tender offers to settle on February 4, 2010.

Medical Days Payable Excluding Health Net Northeast Acquisition

(in millions, except days)

December 31, 2009
GAAP Medical Costs Payable	$9,362
Health Net Northeast Acquisition	(250)

Adjusted Medical Costs Payable	$9,112

Q4 2009 GAAP Medical Costs Days Payable	54
Health Net Northeast Acquisition	(2)

Adjusted Q4 2009 Medical Costs Days Payable	52

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2009	2008
OPERATING ACTIVITIES
Net Earnings	$3,822	$2,977
Noncash Items:
Depreciation and amortization	991	981
Deferred income taxes and other	7	(288)
Share-based compensation	334	305
Net changes in operating assets and liabilities	471	263

Cash Flows From Operating Activities	5,625	4,238

INVESTING ACTIVITIES
Cash paid for acquisitions, net of cash assumed	(486)	(3,813)
Purchases of property, equipment and capitalized software, net	(739)	(606)
Net sales (purchases) of investments	249	(653)

Cash Flows Used For Investing Activities	(976)	(5,072)

FINANCING ACTIVITIES
Common stock repurchases	(1,801)	(2,684)
Net change in commercial paper and long-term debt	(1,449)	1,135
Share-based compensation excess tax benefit	38	62
Customer funds administered	204	(461)
Other, net	733	1,343

Cash Flows Used For Financing Activities	(2,275)	(605)

Increase (Decrease) in cash and cash equivalents	2,374	(1,439)
Cash and cash equivalents, beginning of period	7,426	8,865

Cash and cash equivalents, end of period	$9,800	$7,426

2008 Non-GAAP Adjusted Cash Flows from Operating Activities

(in billions)

	Year Ended December 31, 2008
GAAP Cash Flows From Operating Activities	$4.2
Legal Settlement Payments, net of tax benefit	0.6	(a)

Adjusted Cash Flows From Operating Activities (a)	$4.8

(a)	Adjusted Cash Flows From Operating Activities for the year ended December 31, 2008 excludes net cash payments to settle two class action lawsuits related to the Company's historical stock option practices.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
REVENUES	2009	2008	2009	2008
Health Benefits (a)	$20,197	$19,080	$81,341	$75,857
OptumHealth	1,425	1,306	5,528	5,225
Ingenix	536	426	1,823	1,552
Prescription Solutions	3,782	3,123	14,452	12,573
Eliminations	(4,156)	(3,481)	(16,006)	(14,021)

Total Consolidated	$21,784	$20,454	$87,138	$81,186

	Three Months Ended December 31,		Year Ended December 31,
EARNINGS FROM OPERATIONS	2009	2008	2009	2008
Health Benefits	$1,150	$1,268	$4,788	$5,068
OptumHealth	164	177	636	718
Ingenix	74	76	246	229
Prescription Solutions	187	80	689	363
Corporate	—	(322)	—	(1,115)

Total Consolidated	$1,575	$1,279	$6,359	$5,263

(a)	Revenues for the three months and year ended December 31, 2009 were $10,126 and $40,842 for UnitedHealthcare; $7,782 and $32,134 for Ovations; and $2,289 and $8,365 for AmeriChoice, respectively. Revenues for the three months and year ended December 31, 2008 were $10,527 and $41,838 for UnitedHealthcare; $6,848 and $28,052 for Ovations; and $1,705 and $5,967 for AmeriChoice, respectively.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

ALL BUSINESS UNITS

(in thousands)

(unaudited)

People Served	December 2009		September 2009	December 2008
Commercial Risk-based	9,415		9,460	10,360
Commercial Fee-based	15,210		15,295	15,985

Total Commercial	24,625		24,755	26,345

Medicare Advantage	1,790		1,770	1,495
Medicaid	2,900	(a)	2,795	2,515
Standardized Medicare Supplement	2,680		2,660	2,540

Total Public and Senior (b)	7,370		7,225	6,550

Total Health Benefits Medical Benefits	31,995		31,980	32,895

Total People Served	70,330		70,345	72,800

Supplemental Data – included in Total People Served
OptumHealth	57,600		57,600	59,700

Total Part D Prescription Drug Plans	5,935		5,910	5,450

Consumer-Driven Health Plans	2,850		2,860	2,735

(a)	Year-to-date Medicaid membership growth of 385,000 people is comprised of risk-based growth of 565,000 people, which includes 100,000 people that converted from an administrative services contract to a risk-based program in the first quarter, and a net reduction of 80,000 people served in terminated fee-based public services programs.

(b)	Excludes pre-standardized Medicare Supplement and other AARP products. These people are included in Total People Served.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Operating Results Excluding Special Items

(in millions, except percentages and per share data)

	Three Months Ended December 31, 2008
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items (a)	Operating Results Excluding Non-GAAP Reconciling Items
Earnings from Operations	$1,279	$340	$1,619

Net Earnings	$726	$215	$941

Operating Cost Ratio	17.0%	(1.6)%	15.4%
Operating Margin	6.3%	1.6%	7.9%
Net Margin	3.5%	1.1%	4.6%

	Year Ended December 31, 2008
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items (b)	Operating Results Excluding Non-GAAP Reconciling Items
Earnings from Operations	$5,263	$1,083	$6,346

Earnings before Income Taxes	4,624	1,083	5,707
Provision for Income Taxes	(1,647)	(400)	(2,047)

Net Earnings	$2,977	$683	$3,660

Diluted Net Earnings per Common Share	$2.40	$0.55	$2.95

Operating Cost Ratio	16.1%	(1.3)%	14.8%
Operating Margin	6.5%	1.3%	7.8%
Net Margin	3.7%	0.8%	4.5%
Income Tax Rate	35.6%	0.3%	35.9%

(a)	Consists of pre-tax Operating Costs of $350 million for settlement of class action litigation related to reimbursement for out-of-network medical services, partially offset by a net reduction in pre-tax Operating Costs of $10 million for insurance recoveries and legal fees related to various matters.

(b)	Consists of items discussed in (a) above and pre-tax Operating Costs from prior quarters of $882 million for settlement of two class action lawsuits and related legal costs, $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada.